Exhibit 10.68

THE INVESTOR RELATIONS GROUP INC.
LETTER OF AGREEMENT
Date: December 11, 2007

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide Compliance Systems Corp. (the “Company”) a comprehensive corporate communications program. These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; writing pitch letters to and solicitation of the appropriate media and press; syndicated stories; and, daily update reports* (*see Addendum “A”). The Company represents and warrants that it will timely provide any information requested by IRG which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on December 1, 2007 and shall continue for a period of thirteen (13) calendar months. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to IRG: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to IRG for its services hereunder a maintenance fee (the “Maintenance Fee”) of $ 5,000 per month beginning December 1, 2007. The Maintenance Fee shall be payable on or before the 1st day of each calendar month which occurs during the Engagement Period. In the event that a partial month shall occur during the Engagement Period, then the amount of the maintenance Fee for such month shall be prorated based upon the number of days in such month which occur during the Engagement Period. Unless other arrangements have been made and agreed upon in writing, failure to remit any Maintenance Fee by the 5th of the month will be considered an event of default under this agreement and IRG shall be entitled to immediately cease all services on behalf of the Company until such time as payment in full of all amounts due hereunder is made.

(b) In addition to the Maintenance Fee described in paragraph (a) above, the Company also agrees to pay to IRG for its services 5,000,000 shares of the Company’s common stock, 4,000,000 of which shares shall be issued in the name of Dian Griesel and 1,000,000 of which shares shall be issued in the name of J. Kevin Moran, on or before December 31, 2007. IRG hereby acknowledges and agrees, for itself and on behalf of Ms. Griesel and Mr. Moran: (1) that the Company shall be under no obligation to register such shares of common stock under the Securities Act of 1933, as amended, or under any state “Blue Sky” laws prior to issuance; (2) that such shares may not be sold, hypothecated or otherwise transferred except pursuant to an effective registration statement covering such shares or pursuant to an available exemption from such registration; and (3) that all certificates evidencing such shares shall bear a restrictive legend to such effect. IRG further agrees to promptly supply such investor information, and to make such further investor representations and warranties, as the Company may reasonably require in order to ensure compliance with United States Federal and state securities laws.

Section 4. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, information retrieval service, and wire services for news releases. No individual expenses over $500 will be expended without first notifying the Company. The Company agrees to remit upon the signing of this agreement $10,000 by check or in immediately available funds to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 5. Indemnification. Each of the Company and IRG agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise solely from the Company's or IRG's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this agreement and IRG’s engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to IRG prior to such cancellation, whether in the form of Maintenance Fees, reimbursement for expenses or otherwise, will become due and payable immediately upon such termination and IRG shall be relieved of any and all further obligation to provide any services hereunder. All compensation paid to IRG, whether in the form of Maintenance Fees, expenses or otherwise, in excess of amounts accrued to IRG prior to such termination, will be refunded by IRG to the Company.

(b) Notwithstanding anything to the contrary herein contained, the obligations of the Company under Sections 4, 6 and 7, and the provisions of Sections 9 and 10, and shall survive any termination or breach of this agreement by either party.

Section 7. Solicitation of Employees. (a) For a period commencing two years after the termination of this agreement, neither party shall not, directly or indirectly: (1) influence or attempt to influence any employee to leave its respective employ; (2) agree to aid any competitor or customer of each respective party in any attempt to hire any person who was employed by either the Company or IRG within the two year period preceding termination of this agreement; or (3) solicit or induce any person who was employed by the Company or IRG within the two year period preceding the termination of this agreement to become employed by the Company.

(b) The Company and IRG hereby acknowledge and agree that a breach of the restrictions set forth in paragraph (a) above would cause irreparable harm to the parties for which money damages alone would be inadequate. Accordingly, both the Company and IRG hereby agree that in such event IRG or the Company shall be entitled to seek an injunction or other equitable remedy in addition to any other remedies available to it at law.

Section 8. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 9. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The parties further consent to the exclusive jurisdiction of the State and Federal courts located within Nassau County, New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

Section 10. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 11. Entire Agreement. This letter agreement contains the entire agreement of the Company and IRG, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 12. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3rd Floor, New York, NY 10004, Attention: Dian Griesel, Ph.D., President & CEO.

Very truly yours,

Dian Griesel
Founder, President and CEO The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

By:_________________________________________
Name:
Title:

ADDENDUM “A”

In one comprehensive program IRG covers both investor relations and public relations needs from the “corporate communications” perspective. Our program includes all of the following:

•
Targeted one-on-one investor meetings and conference calls with the top nano-, micro- and small-cap decision-making analysts and portfolio managers of corporate, business and family funds, using our proprietary competitive analysis approach. We secure a minimum of eight to fifteen-plus meetings (road shows) per month, for a total of 150 to 200+ unique meetings per year per company.

•	Introductions to open-market and private-placement buyers
•	Development of analyst research coverage and comparable inclusion
•	Corporate message refinement that is flexible, according to ongoing developments
•	A Fact Sheet that is flexible, in terms of ongoing developments
•	Investor presentations in PowerPoint/slide formats
•	All written and edited shareholder communications, such as earnings releases, quarterly reports and other developments
•	Conference call coordination, including scripting, Q & A preparation, and all details for execution, including Webcasting
•	Frank feedback collected and provided from all types of meetings to help fine-tune messaging
•	Annual report production: writing and assisting in the selection and hiring of graphic artists, designers and printers for the complete management of the publication
•	Handling and screening investor inquiries
•	Nurturing relationships with current and potential investors
•	Mail and request fulfillment processing
•	Introductions in the investment banking world
•	Help to develop Boards of Directors
•	Annual meetings- organizing as appropriate
•	Peer group/industry analysis provided on a regular basis
•	Perception audits gathered from the investment community
•	Strategic planning and implementation
•	Corporate related stories placed in trade, regional and national media
•	Coverage of your company with media-at-large
•	Syndication stories and feature feeds to more than 16,000 newspaper and other print editors nationwide
•	Ghost-written/bylined white papers and other high-level trade articles
•	Satellite Media Tours booked in the top 20 U.S. markets
•	Background materials (B-roll) production for television, cable and trade events
•	Media training — for road shows, public appearances and interviews
•	Profiles written of CEOs and other top company officers
•	Crisis management plans
•	Many multiples of millions of dollars of advertising equivalency in public relations/media placements
•	Clipping services — to document media coverage